Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE
April 27, 2026
VanEck Digital Assets, LLC
666 Third Avenue, 9th Floor
New York, New York 10017
Re: VanEck BNB ETF
Ladies and Gentlemen:
We have served as counsel to VanEck Digital Assets, LLC, a Delaware limited liability company, in its capacity as the sponsor (in such capacity, the “Sponsor”) of VanEck BNB ETF, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-286959) (together with any amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for the continuous offering of an indeterminate amount of common shares representing fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).
In connection with the preparation of this letter, we have examined and relied upon executed originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter, including the following documents:
1.The Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), dated as of April 27, 2026, by and between the Sponsor and CSC Delaware Trust Company, a Delaware trust company, as trustee (in such capacity, the “Trustee”).
2.The Master Custody Service Agreement, dated November 14, 2025, as amended, between the Trust and Anchorage Digital Bank N.A., a federally chartered national trust bank (in such capacity, the “BNB Custodian”).
3.The Master Custodian Agreement, dated November 13, 2025, between the Trust and State Street Bank and Trust Company, a Massachusetts trust company (in such capacity, the “Cash Custodian”).
4.The Registration Statement.

5.Copy of the global certificate representing the Shares to be issued under the Trust Agreement.
6.Such other pertinent records or documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
In such examination, we have assumed the following: (i) the legal capacity of all natural persons; (ii) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as certified or copies or by other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such latter documents (if any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR, we have assumed that the document filed on EDGAR is identical to the document we examined, except for EDGAR formatting changes); and (iii) the accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
In rendering the opinion contained herein, as to facts and certain other matters and the consequences thereof relevant to the opinion expressed herein and the other statements made herein, we have relied solely upon, without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials, officers and other representatives of the Trust, accountants for the Trust, and others. The opinion set forth below is also based on the assumption that the Registration Statement has been declared effective under the Securities Act.
The foregoing opinion is limited to matters arising under the Delaware Statutory Trust Act. We express no opinion as to any other laws or the laws, rules or regulations of any other jurisdiction.
Except as otherwise expressly set forth in this letter, our opinion is based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.
Based on the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms, conditions, requirements and procedures set forth in the Registration Statement and in accordance with the terms of the Trust Agreement, including the receipt by the BNB Custodian or the Cash Custodian, as applicable, on behalf of the Trust, of the consideration required for the issuance of Shares, will be legally issued, fully paid and non-assessable beneficial interests in the Trust.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Sidley Austin LLP